                                                                   Exhibit 1


                               THEODORE TANNEBAUM
                            875 NORTH MICHIGAN AVENUE
                                   SUITE 2930
                             CHICAGO, IL 60611-1901

                                November 9, 1999

Photogen Technologies, Inc.
7327 Oak Ridge Highway, Suite B
Knoxville, TN  37931

                  RE:      AMENDED AND RESTATED STANDBY AGREEMENT

Gentlemen:

                  I understand that Photogen Technologies, Inc. (the "Company") will be raising at least $5 million in additional financing during the fourth quarter of 1999 to fund certain research projects and other working capital needs. I am prepared to assure the success of that financing on the following terms and conditions:

                  1. This Amended and Restated Standby Agreement, amends and restates the Standby Agreement dated August 5, 1999 and executed August 9, 1999 by and between myself, Robert J. Weinstein, M.D., John T. Smolik as President of the Company and individually, Craig Dees, Ph.D., Walter G. Fisher, Ph.D., Timothy Scott and Eric A. Wachter, Ph.D. attached hereto as Exhibit A.

                  2. During the fourth quarter of its 1999 fiscal year, the Company agrees that it will offer to a number of accredited investors (within the meaning of Regulation 501 under the Securities Act of 1933) a private placement of Series B Convertible Preferred Stock, substantially in accordance with the principal terms set forth in Exhibit B hereto and as set forth in the Private Placement Memorandum dated November 15, 1999, resulting in not less than $4 million of gross proceeds to the Company from the Preferred Stock. In addition, at the request of the Company at any time before December 31, 2001, I will purchase a secured term promissory note of the Company, in the principal amount of $1 million, substantially in accordance with the principal terms set forth in Exhibit C hereto. The total gross proceeds to the Company from the note and Preferred Stock will be not less than $5 million. The parties to this Agreement may change the terms of Exhibits B and C by mutual agreement.

                                                THEODORE TANNEBAUM

Photogen Technologies, Inc.
November 9, 1999
Page 2

                  3. I agree (directly or through trusts or related entities I control) to purchase the $1 million note, and up to $4 million of the Preferred Stock to make up for any shortfall if total subscriptions from private placement investors for the Preferred Stock are less than $4 million. The precise amount of Preferred Stock I agree to purchase will be determined by subtracting the total gross proceeds of subscriptions the Company receives for the Preferred Stock from $4 million. If private placement investors agree to purchase $4 million or more of Preferred Stock, I will not be obligated to purchase any Preferred Stock; however I will continue to be obligated to purchase the $1 million note.

                  4. Attached to this Agreement as Exhibit D is a letter from Morgan Stanley Dean Witter confirming that I have sufficient resources to fulfill the entire $5 million obligation under this Agreement.

                  5. Each of John T. Smolik, Eric A. Wachter, Craig Dees, Walter Fisher and Timothy Scott (the "Tennessee Stockholders") agrees that for a period of two years from August 9, 1999, he will not, directly or indirectly, Transfer or agree or attempt to Transfer any interest in any common stock of the Company now owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by him without my express prior written consent. It is agreed that consent for Transfers by the Tennessee Stockholders will be granted for all or part of the common stock whenever a requested Transfer will not be expected to adversely affect the best interest of the Company in my judgment. The term "Transfer" means any offer, sale, assignment, transfer, conveyance, pledge, hypothecation, or other similar transaction (whether for consideration or as a gift) of any Company common stock or any interest therein, including purchasing, granting or creating any options, warrants, security convertible into such person's common stock, or any other type of derivative security or derivative transaction (including short sales, sales against the box or forward agreements), or other transactions that have the effect of reducing the economic risk of holding the Company's common stock.

                  6. I agree that for a period ending December 31, 2000, I will notify Gilford Securities Incorporated and consult with Gilford on any proposed Transfer by any of the Tennessee Stockholders pursuant to paragraph 5 above.

                  7. The transactions in paragraphs 2 and 3 above are subject to the conditions that (a) definitive documentation is developed satisfactory to the parties to this Agreement concerning the transactions described in paragraphs 2 and 3, and (b) each of the parties identified in paragraph 5 complies with the provisions of that paragraph.

                               THEODORE TANNEBAUM

Photogen Technologies, Inc.
November 9, 1999
Page 3

                  Please indicate your agreement to the foregoing by signing below.

                                               Very truly yours,

                                               /s/ Theodore Tannebaum

Accepted and agreed to as of
 November 9, 1999.

Photogen Technologies, Inc.

By:/s/ JOHN SMOLIK
   -------------------------------
    John T. Smolik, President

     /s/ CRAIG DEES
-----------------------------------
Craig Dees, Ph.D.

     /s/ WALTER G. FISHER
-----------------------------------
Walter G. Fisher, Ph.D.

     /s/ TIMOTHY SCOTT
-----------------------------------
Timothy Scott

    /s/ JOHN SMOLIK
-----------------------------------
John T. Smolik

    /s/ ERIC A. WACHTER
------------------------------------
Eric A. Wachter, Ph.D.

                               THEODORE TANNEBAUM

Photogen Technologies, Inc.
November 9, 1999
Page 4

Paragraph 6 acknowledged as of
November 9, 1999.

Gilford Securities Incorporated

By:  /s/ Robert Maley
     ------------------------

Its:  Senior VP
     -------------------------

                                                                       EXHIBIT A

                               THEODORE TANNEBAUM
                            875 NORTH MICHIGAN AVENUE
                                   SUITE 2930
                             CHICAGO, IL 60611-1901

                                 August 5, 1999

Photogen Technologies, Inc.
7327 Oak Ridge Highway, Suite B
Knoxville, TN  37931

                              RE: STANDBY AGREEMENT

Gentlemen:

    Robert J. Weinstein, M.D. and I understand that Photogen Technologies, Inc. (the "Company") will be raising at least $5 million in additional financing during the fourth quarter of 1999 to fund certain research projects and other working capital needs. Dr. Weinstein and I are prepared to assure the success of that financing on the following terms and conditions:

    1. During the fourth quarter of its 1999 fiscal year, the Company agrees that it will (a) offer to Dr. Weinstein and me one or more secured term promissory notes, $1 million aggregate principal amount, substantially in accordance with the principal terms set forth in Exhibit A hereto; and (b) offer to a number of accredited investors (within the meaning of Regulation 501 under the Securities Act of 1933) a private placement of Series A Convertible Preferred Stock, substantially in accordance with the principal terms set forth in Exhibit B hereto, resulting in not less than $4 million of gross proceeds to the Company from the Preferred Stock. The total gross proceeds to the Company from the notes and Preferred Stock will be not less than $5 million. The parties to this Agreement may change the terms of Exhibits A and B by mutual agreement.

    2. Dr. Weinstein and I (directly or through trusts that each of us controls) jointly and severally agree to purchase the $1 million of notes, and up to $4 million of the Preferred Stock to make up for any shortfall if total subscriptions from private placement investors for the Preferred Stock are less than $4 million. The precise amount of Preferred Stock Dr. Weinstein and I agree to purchase will be determined by subtracting the total subscriptions

                               THEODORE TANNEBAUM

Photogen Technologies, Inc.
August 5, 1999
Page 2

the Company receives for the Preferred Stock from $4 million. If private placement investors agree to purchase $4 million or more of Preferred Stock, Dr. Weinstein and I will not be obligated to purchase any Preferred Stock; however we will continue to be obligated to purchase the $1 million of notes.

    3. Attached to this Agreement as Exhibit C is a letter from Morgan Stanley Dean Witter confirming that I have sufficient resources to fulfill the entire $5 million obligation under this Agreement.

    4. Each of John T. Smolik, Eric A. Wachter, Craig Dees, Walter Fisher and Timothy Scott (the "Tennessee Stockholders") agrees that for a period of two years from the date hereof he will not, directly or indirectly, Transfer or agree or attempt to Transfer any interest in any common stock of the Company now owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by him without the express prior written consent of both Dr. Weinstein and me. It is agreed that our consent for Transfers by the Tennessee Stockholders will be granted for all or part of the common stock whenever a requested Transfer will not be expected to adversely affect the best interest of the Company in our judgment. The term "Transfer" means any offer, sale, assignment, transfer, conveyance, pledge, hypothecation, or other similar transaction (whether for consideration or as a gift) of any Company common stock or any interest therein, including purchasing, granting or creating any options, warrants, security convertible into such person's common stock, or any other type of derivative security or derivative transaction (including short sales, sales against the box or forward agreements), or other transactions that have the effect of reducing the economic risk of holding the Company's common stock.

    5. The transactions in paragraphs 1 and 2 above are subject to the conditions that (a) the Company's Board of Directors approves the transactions in paragraph 1 (including the separate approval of Lester H. McKeever, Jr. as a disinterested director), (b) definitive documentation is developed satisfactory to the parties to this Agreement concerning the transactions described in paragraphs 1 and 2, and (c) each of the parties identified in paragraph 4 complies with the provisions of that paragraph. The provisions of paragraph 4 will become effective immediately, and are subject to the condition subsequent that the Company's Board approves the transactions in paragraph 1 (as set forth in clause (a) of this paragraph).

                               THEODORE TANNEBAUM

Photogen Technologies, Inc.
August 5, 1999
Page 3

        Please indicate your agreement to the foregoing by signing below.

                                Very truly yours,

         /S/ THEODORE TANNEBAUM                    /S/ ROBERT J. WEINSTEIN
        ------------------------                  ---------------------------
           Theodore Tannebaum                      Robert J. Weinstein, M.D.

Accepted and agreed to as of
August 9, 1999.

Photogen Technologies, Inc.

By:    /S/ JOHN SMOLIK
   -----------------------------------
         John T. Smolik, President


       /S/ CRAIG DEES
   -----------------------------------
         Craig Dees, Ph.D.


       /S/ WALTER G. FISHER
   -----------------------------------
         Walter G. Fisher, Ph.D.


       /S/ TIMOTHY SCOTT
   -----------------------------------
         Timothy Scott


       /S/ JOHN SMOLIK
   -----------------------------------
         John T. Smolik


       /S/ ERIC A. WACHTER
   -----------------------------------
         Eric A. Wachter, Ph.D.

                                                                       EXHIBIT A



                                                    TERM SHEET

                                          $1 MILLION TERM CREDIT FACILITY

Borrower:                 Photogen, Inc. ("Borrower").

Lenders:                  Theodore Tannebaum and Robert J. Weinstein,
                          M.D. ("Lenders").

Guarantor:                Photogen Technologies, Inc. ("PTI").

Principal amount:         $1,000,000.00.

Purpose: To fund working capital requirements in connection with pre-clinical research and clinical testing of Borrower's technologies.

Advances:                 The credit facility may be utilized in advances of
                          $100,000 increments, upon 15 days' prior written
                          notice to the Lenders. Once repaid, no portion of the
                          credit facility can be reborrowed.

Interest:                 The daily rate equivalent of 6% per annum calculated
                          on the basis of a 360-day year.

Amortization; maturity:   The notes will be payable over five
                          years. Interest only will be payable on an
                          annual basis until maturity, at which time
                          all outstanding principal and interest will
                          be due and payable.

Prepayment:               Prepayment will be permitted at any time and without
                          penalty.


Collateral:               The credit facility will be secured by a first
                          priority lien on all of the Borrower's present and
                          future real and personal properties, including all:

                              -    accounts, chattel paper, tax refunds,
                                   contract rights, options, leases, leasehold interests, letters of credit, instruments, documents, documents of title;

                              - patents, trade secrets, know how, copyrights, trademarks, trade names, software, data, licenses, goodwill;

                              -    general intangibles, beneficial interests;

                              -    goods, machinery, equipment, vehicles,
                                   furniture, inventory;

                              -    securities, cash or cash equivalents;

                              - real estate and improvements, fixtures; and - products and proceeds (including without limitation insurance and litigation proceeds) of the foregoing, all accessions to the foregoing and all substitutions, renewals, improvements and replacements of and additions to the foregoing.

                         The lien will be granted to Dr. Weinstein as collateral agent for the Lenders. The lien will be perfected by appropriate filings with the secretary of state, county recorder and U.S. Patent and Trademark Office.

Events of Default:       Upon the occurrence of any of the
                         following events, the notes will become immediately due
                         and payable and the Lenders will have the right to,
                         among other things, foreclose on the Collateral:

                              - failure to pay interest or principal under the notes when due;

                              -    a material default by the Borrower or PTI in any
                                   agreement or obligation to the Lenders or to
                                   any third party which is not cured within
                                   the time period, if any, permitted in the
                                   governing instrument for cure; or

                              -    the Borrower, PTI or any of PTI's other
                                   subsidiaries: becoming subject to bankruptcy proceedings (which, if filed against the Borrower, are not dismissed within 90 days), making a general assignment for the benefit of creditors, or authorizing such entity to seek the protection of or relief under the U.S. Bankruptcy Code or similar state laws relating to insolvency, reorganization or any other proceeding to modify or alter the rights of such entity's creditors.

Miscellaneous:           All terms, rights and other provisions of the
                         credit facility are subject to final negotiation and
                         the execution and delivery of mutually agreeable
                         definitive documentation, and approval by the
                         disinterested directors of the Borrower and PTI.
                         Documentation will include a loan and security
                         agreement, a promissory note, a collateral agency
                         agreement and a guaranty.

                                                                       EXHIBIT B

                                   TERM SHEET

                      SERIES A CONVERTIBLE PREFERRED STOCK

Issuer:                       Photogen Technologies, Inc., a Nevada corporation
                              (the "Company").

Series and class:             Series A Convertible Preferred Stock, $.01 par
                              value per share ("Series A Preferred Stock").

Number of shares offered:     A minimum of 400,000 shares and a maximum of
                              1,000,000 shares.

Price: Shares to be priced at 110% of the Common Stock market price on the date of pricing. The Company will receive a minimum of $4 million in gross proceeds.

Offering:                     The Series A Preferred Stock will be offered
                              through a private placement only to accredited
                              investors.

Use of proceeds:              -    Purchasing clinical trial treatment systems;

                              - Conducting clinical trials; - Designing and building clinical trial equipment;

                              -    Developing manufacturing process and
                                   formulate clinical trial supplies of drug;

                              - Hiring FDA consultants and preparing FDA submissions;

                              - Funding addition of business development personnel;

                              -    Adding temporary space to house new staff;

                              -    Other general operating expenses.

Dividends:                    Dividends will be paid-in-kind in additional
                              shares of Series A Preferred Stock at the rate of
                              6% per annum, resulting in each share of Series A
                              Preferred Stock receiving an annual dividend of
                              0.06 additional shares of Series A Preferred
                              Stock. Dividends will be payable annually
                              beginning on the first anniversary of the closing.

Liquidation:                  The Series A Preferred Stock will be entitled to
                              a liquidation preference in an amount equal to the
                              purchase price per share of Series A Preferred
                              Stock.

Redemption:                   At any time after January 1, 2002, the Company may
                              redeem the Series A Preferred Stock for an amount
                              equal to 1.4 times the Series A Preferred Stock
                              purchase price per share.

Voting rights:                Each share of Series A Preferred Stock
                              will be entitled to one vote per share. Holders of
                              Series A Preferred Stock vote together with the
                              Common Stock, except as provided by the Articles
                              of Incorporation (see "Protective provisions,"
                              below) or by law.

Conversion:                   The Series A Preferred Stock will be convertible
                              into Common Stock at any time at the election of
                              the holder thereof, at the following ratios:

                                              ONE SHARE OF SERIES A
IF THE CONVERSATION TAKES PLACE:              PREFERRED WILL CONVERT INTO:
--------------------------------              ----------------------------
Before the first anniversary of the           1.0 shares of common stock
closing

After the first and before the                1.2 shares of common stock
second anniversary of the closing

After the second and before the               1.4 shares of common stock
fifth anniversary of the closing

                              The Series A Preferred Stock will be automatically and mandatorily converted into Common Stock:

                              -     Upon the approval of 66.66% of the holders
                                    Series A Preferred Stock;

                              - Immediately prior to the closing of a firm commitment underwritten public offering of the Company's Common Stock (however, if the public offering occurs before the first anniversary of the closing, the conversion ratio will be 1.2 shares of Common Stock for each share of Series A Preferred Stock, rather than 1.0);

                              - At the discretion of the Board of Directors, if the holders of a majority of the outstanding Series A Preferred Stock do not approve the issuance of a security senior to the Series A Preferred Stock, or any other transaction by the requisite vote (including those described in "Protective provisions," below), which has been approved by the Company's directors; or

                              - At the discretion of the Board of Directors at any time after the fifth anniversary of the closing at a conversion ratio of 1.3 shares of Common Stock for each share of Series A Preferred Stock.

Anti-dilution:                Shares of Series A Preferred Stock will be subject
                              to typical proportional adjustment in the event of
                              a stock split, stock dividend or similar event.
                              The Series A Preferred Stock is also protected
                              from dilution resulting from the Company issuing
                              Common Stock (or equivalent securities) at a lower
                              price than the Series A Preferred Stock, based on
                              the "weighted average" method of anti-dilution
                              adjustment.  No anti-dilution adjustments will be
                              made for issuances of Common Stock:  upon
                              conversion of Series A Preferred Stock; to
                              officers, directors, employees, or consultants to
                              the Company pursuant to an option plan approved by
                              the Board of Directors covering up to 2 million
                              shares; to vendors, licensors, lenders and others
                              up to 500,000 shares of Common Stock; and similar
                              transactions.

Protective provisions:        In addition to matters requiring a class vote
                              under Nevada corporate law, the approval or
                              consent of the holders of 66.66% or more of the
                              Series A Preferred Stock, voting separately as a
                              class, is required for the Company to: redeem any
                              of its Common Stock (with exceptions for
                              redemptions from terminating employees, etc.);
                              sell all or substantially all of the Company's
                              assets, merge or consolidate (except where no
                              change of control is effected); reclassify or
                              recapitalize its stock; permit any subsidiary to
                              sell any stock that will result in a change of
                              control of that subsidiary; increase or decrease
                              the number of authorized shares of Series A
                              Preferred Stock; amend the Company's Articles of
                              Incorporation or Bylaws; or reduce the dividend
                              rates, liquidation preference or redemption price
                              on the Series A Preferred Stock.

Short sale restriction:       No holder of Series A Preferred Stock may engage
                              in short sales of the Company's Common Stock.

Miscellaneous:                No fractional shares of Series A Preferred Stock
                              or Common Stock will be recognized or issued.

                              Closing to occur on or about October 15, 1999.

                              All terms, rights, preferences, etc. of the Series
                              A Preferred Stock are subject to final negotiation between the Company and the private placement investors, and to Board approval.

                                                                       EXHIBIT B

               CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                           PHOTOGEN TECHNOLOGIES, INC.

                  We, John T. Smolik and Eric A. Wachter, the President and the Secretary, respectively, of Photogen Technologies, Inc., a corporation organized and existing under the Nevada Revised Statutes (the "Corporation"), in accordance with the provisions of Title 7, Chapter 78 of the Nevada Revised Statutes thereof, DO HEREBY CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Restated Articles of Incorporation of the said Corporation, the said Board of Directors on November ___, 1999 adopted the following resolutions, pursuant to Article Fourth of the Corporation's Restated Articles of Incorporation and Title 7, Chapter 78 of the Nevada Revised Statutes, creating one series of shares of Preferred Stock designated as Series B Convertible Preferred Stock:

                  "RESOLVED, that pursuant to Article Fourth of the Corporation's Restated Articles of Incorporation, a series of the class of authorized Preferred Stock be, and it hereby is, created and the voting powers, designation, preferences, limitations, restrictions, relative rights of the shares of such series are as follows:

                  1.       GENERAL MATTERS.

                  a. TITLE OF SERIES. A series of Preferred Stock (as defined in the Restated Articles of the Corporation) shall be designated as the Series B Convertible Preferred Stock (the "Series B Preferred Stock").

                  b. NUMBER OF SHARES. The number of authorized shares of Series B Preferred Stock shall be ____________________ (_____________) shares, par value $.01 per share.

                  c. FRACTIONAL SHARES. For purposes of dividends and the Series B Liquidation Preference (as defined below) only, the Corporation will recognize fractional shares. For all other purposes (including Conversion Rights (as defined below), voting rights or otherwise) all calculations resulting in a fractional share with respect to Series B Preferred Stock, or Common Stock (as defined in the Restated Articles of Incorporation) issuable in connection therewith, provided for in this Certificate of Designation shall be increased to the nearest whole share of Series B Preferred Stock or Common Stock, as the case may be (after aggregating all shares of Series B Preferred Stock or Common Stock into which such shares are convertible, as applicable). Under no circumstances will any fractional share or scrip, or cash in lieu thereof, be issued or recognized; provided, however, that to the extent fractional shares are recognized for purposes of dividends and the Series B Liquidation Preference, such fractional shares will be reflected as a book entry on the stock transfer records of the Corporation (which records shall be conclusive and binding absent manifest error).

                  d. PROHIBITION AGAINST SHORT SALES. No holder of Series B Preferred Stock shall, so long as such person is a holder of Series B Preferred Stock, engage in or agree or attempt to engage in any "short sale" (as such term is defined in Rule 3b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule thereto) of the Corporation's Common Stock. As a condition to the ability or right of any holder of Series B Preferred Stock to participate in any redemption or conversion (whether voluntary or, to the extent provided in Section 6(d)(iii) below, mandatory conversion), notwithstanding any contrary provision in this Certificate of Designation or otherwise, such holder shall certify to the Corporation's reasonable satisfaction that such holder has complied with this Section 1(d).

                  e. SENIOR SECURITIES. The Board of Directors is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or any series thereof in Certificates of Designation (including Section 10 hereof), the Corporation's Restated Articles of Incorporation or the Nevada General Corporation Law ("Protective Provisions"), the rights, privileges, preferences, and restrictions of any such additional series of Preferred Stock may be subordinated to, PARI PASSU with, or senior in any respect to any of those of the Series B Preferred Stock or any future class or series of Preferred Stock. Such senior securities are referred to as "Senior Securities."

                  2.       DIVIDENDS.

                  a. The holders of record on the Series B Dividend Record Date (as defined below) of the outstanding Series B Preferred Stock shall be entitled to receive dividends, as and when declared by the Board of Directors out of funds legally available therefor. Record holders of Series B Preferred Stock on a Series B Dividend Record Date shall be entitled to one dividend-in-kind payable each year in additional shares of Series B Preferred Stock at the rate of six percent (6%) per annum, resulting in the holder of each share of Series B Preferred receiving a dividend of 0.06 additional shares of Series B Preferred Stock with respect to each share of Series B Preferred Stock. Each such dividend shall be payable on or about each January 15 (a "Series B Dividend-in-Kind Payment Date") (or if such date is not a business day, the dividends due on such Series B Dividend-in-Kind Payment Date shall be paid on the next succeeding business day) beginning on January 15, 2001. Such dividends shall be cumulative and shall accrue on each share of Series B Preferred Stock from the date of such share's issuance; provided, however, that dividends shall cease to accrue on a share of Series B Preferred Stock following such share's redemption or conversion, as the case may be. Dividends on the Series B Preferred Stock shall be payable to holders of record as they appear on the stock register of the Corporation on such record date, not less than 15 nor more than 60 days preceding a dividend payment date (including a Series B Dividend-in-Kind Payment
Date), as shall be fixed by the Board of Directors (a "Series B Dividend Record Date"). Except in the case of a redemption under Section 4 or mandatory conversion under Section 6(c), below (in which case dividends shall accrue and be paid through the date of such event), no dividends shall be payable on the Series B Preferred Stock for any partial dividend period.

                  b. Subject to any rights of Senior Securities, no dividends or other distributions shall be made with respect to the Common Stock unless at the same time a dividend or distribution is paid with respect to all outstanding shares of Series B Preferred Stock in an amount equal to the amount paid with respect to a share of Common Stock as though the holders of the Series B Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                  c. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, subject to any rights of Senior Securities, in each such case the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series B Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                  3.       Liquidation Preference.

                  a. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, but after and subject to the payment in full of all amounts required to be distributed to the holders of the Corporation's Series A Convertible Exchangeable Preferred Stock (the "Series A Preferred Stock") and any other Senior Securities ranking on liquidation prior and in preference to the Series B Preferred Stock, the amount of $__ per share [THE PURCHASE PRICE PER SHARE FOR THE SERIES B PREFERRED STOCK] (as adjusted for any stock dividends, combinations or splits with respect to such shares) ("Series B Liquidation Preference"), respectively. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid Series B Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution to the holders of Series B Preferred Stock shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the Series B Liquidation Preference each such holder is otherwise entitled to receive.

                  b. After payment to the holders of the Series A Preferred Stock, the Series B Preferred Stock and any Senior Securities of the amounts set forth in Section 3(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed pro rata among the holders of the Common Stock and all classes and Series of Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they have the right to acquire upon conversion of the shares of Preferred Stock then held by them.

                  c. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including any reorganization, merger or consolidation, but excluding any merger effected exclusively to change the domicile of the Corporation), or (ii) a sale of all or substantially all of the assets of the Corporation, unless in either case (1) shareholders of record of the Corporation as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the acquisition or sale or otherwise) hold a majority of the voting power of the surviving or acquiring entity, or (2) the holders of a majority of the outstanding Series B Preferred Stock agree by vote or consent to exclude such acquisition or sale from this provision.

                  d. Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

                  4.       REDEMPTION.

                  a. Provided shares of Common Stock issuable on conversion of Series B Preferred Stock may be resold by the holder thereof either (i) without registration pursuant to Rule 144(k) under the Securities Act of 1933, as amended, (the "Securities Act"), or (ii) pursuant to an effective registration statement, and provided further that an amount equal to the liquidation preference of all Senior Securities (including the Series A Preferred Stock) is paid in full, the Corporation may at any time after January 1, 2002 at its option and in its sole discretion, redeem, from any source of funds legally available therefor, all or any part of the issued and outstanding Series B Preferred Stock. To effect such redemption, the Corporation shall pay in cash in exchange for the shares of Series B Preferred Stock to be redeemed a sum equal to $_________ [PURCHASE PRICE X 1.4] per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares (the "Series B Redemption Price"). Any redemption effected pursuant to this
Section 4 shall be made on a PRO RATA basis among the holders of the Series B Preferred Stock in proportion to the shares of Series B Preferred Stock then held by them.

                  b. The term "Series B Redemption Date" shall refer to the effective date on which the Corporation redeems shares of Series B Preferred Stock. At least 30 but no more than 60 days prior to each Series B Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of the Corporation or its transfer agent for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Series B Redemption Date, the Series B Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section 4(c), on or after the Series B Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the aggregate Series B

Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  c. From and after the Series B Redemption Date, unless there shall have been a default in payment of the Series B Redemption Price, all rights of the holders of shares of Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Preferred Stock (except the right to receive the Series B Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or its transfer agent or be deemed to be outstanding for any purpose whatsoever.

                  5. VOTING RIGHTS. Each holder of shares of the Series B Preferred Stock shall be entitled to one vote for each share of Common Stock into which such Series B Preferred Stock could then be converted (subject to Section 1(c) above regarding fractional shares). Except as otherwise expressly provided in this Certificate of Designation, the Restated Articles of Incorporation or as required by the Nevada General Corporation Law, the holders of Series B Preferred Stock shall vote together with the Common Stock as a single class and shall (subject to Section 6(e) below) be entitled to notice of any stockholders' meeting in the same manner as holders of Common Stock in accordance with the Bylaws of the Corporation.

                  6.       CONVERSION.

                  a. CONVERSION RIGHTS. Each holder of Series B Preferred Stock shall have the right to convert the Series B Preferred Stock into Common Stock on and subject to the provisions of Section 6 and Section 7 of this Certificate of Designation ("Series B Conversion Rights"). In the event of a liquidation of the Corporation, all Series B Conversion Rights shall terminate at the close of business on the fifth full business day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series B Preferred Stock.

                  b. OPTIONAL CONVERSION. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Series B Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series B Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) (x) the Series B Conversion Price times 1.0 by (y) the Series B Conversion Price if the conversion takes place at any time on or before December 31, 2000; (ii) (x) the Series B Conversion Price times 1.2 by

(y) the Series B Conversion Price if the conversion takes place at any time between January 1, 2001 through December 31, 2001; and (iii) (x) the Series B Conversion Price times 1.4 by (y) the Conversion Price if the conversion takes place at any time on or after January 1, 2002. The "Series B Conversion Price" shall initially be $____ [the Series B Preferred Stock purchase price], and shall be adjusted as provided in Section 7, below (provided, however, that the Series B Conversion Price shall not exceed $_____ per share).

                  c. MANDATORY CONVERSION. The Corporation may at its option require the holders of all outstanding shares of Series B Preferred Stock to convert their Series B Preferred Stock into the number shares of Common Stock into which such Series B Preferred Stock would be convertible pursuant to
Section 6(b) (subject, however, to the last sentence of this Section 6(c)) upon the occurrence of any of the following:

                    (1) The date specified by the vote or written consent or agreement of holders of a majority of the shares of Series B Preferred Stock then outstanding;

                    (2) Immediately prior to the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act, which results in the Corporation receiving $20,000,000 or more in gross proceeds (excluding underwriter's discounts, commissions and similar compensation), other than a registration relating solely to a transaction under Rule 145 under the Securities Act or to a stock option or other type of employee benefit plan of the Corporation;

                    (3) At the discretion of the Board of Directors, if (A) holders of the requisite majority of outstanding shares of Series B Preferred Stock do not approve (by vote or written consent) of the creation, authorization and/or issuance of any Special Senior Security (defined below) upon which such holders are entitled to vote as a separate series or class pursuant to Section 10 below or pursuant to the Nevada General Corporation Law, but (B) such transaction has been approved and recommended by the Board of Directors. A "Special Senior Security" means any Senior Security or PARI PASSU security which is issued to any vendor, licensor or other person or entity engaged in a joint venture or other commercial or similar transaction or relationship with the Corporation or any of the Corporation's affiliates, the bona fide purpose of which transaction is (in the good faith business judgment of the Board of Directors) to develop the Corporation's business and not solely to provide financing to or invest in the securities of the Corporation;

                    (4) At the discretion of the Board of Directors, at any time after January 1, 2005.

Notwithstanding anything herein to the contrary, if any mandatory conversion under Section 6(c) takes place pursuant to subparagraphs (ii) or (iii) hereof at any time before December 31, 2000, the number of shares of Common Stock issuable in connection with such conversion shall be calculated by dividing (x) Series B Conversion Price times 1.2 by (y) the Conversion Price.

                  d.       MECHANICS OF CONVERSION.

                    (1) Before any holder of Series B Preferred Stock shall be entitled to convert the same on an optional basis pursuant to Section 6(b) into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation or its transfer agent, such certificates surrendered for conversion shall be endorsed or accompanied by written instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or such holder's attorney duly authorized in writing. Such holder shall also provide the compliance certificate regarding short sales of the Corporation's Common Stock referred to in Section 1(d). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have taken place immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock after such date.

                    (2) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

                    (3) In the event of a mandatory conversion of Series B Preferred Stock pursuant to Section 6(c) the conversion shall be deemed to have taken place at the close of business on the effective date specified by the Board of Directors. On such effective date, all of the outstanding certificates which prior to that time represented shares of Series B
Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Common Stock into which the shares of Series B Preferred Stock have been converted. The registered owner on the books and records of the Corporation or its transfer agent of any such outstanding Series B Preferred Stock certificate shall, until such certificate shall have been surrendered for exchange or transfer or otherwise accounted for to the Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to the shares of Common Stock into which such Series B Preferred Stock shall have been converted; provided, however, that dividends or other distributions upon shares of Common Stock resulting from the conversion of such Series B Preferred Stock shall accrue but shall not be delivered to any such stockholder until such stockholder has surrendered or otherwise accounted for the Series B Preferred Stock stock certificate representing the converted shares and has provided the compliance certificate referred to in Section 1(d). The Corporation shall issue new certificates for Common Stock in due course as certificates for converted Series B Preferred Stock are tendered to the Corporation or its transfer agent for exchange or transfer or otherwise accounted for.

                  e. NOTICE TO HOLDERS OF SERIES B PREFERRED STOCK. In the event:

                    (1) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                    (2) that the Corporation subdivides or combines its outstanding shares of Common Stock;

                    (3) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon);

                    (4) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation, or an acquisition or sale of assets which has the effect of a dissolution under Section 3(c); or

                    (5) of any transaction that causes a mandatory conversion pursuant to Section 6(c);

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series B Preferred Stock, and shall cause to be mailed to the holders of the Series B Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in Sections 6(e)(v)(1) or 6(e)(v)(2) below or twenty days before the date specified in Section 6(e)(v)(3) below, a notice stating:

                              (a) the record date of such dividend,
                    distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                              (b) the effective date of any mandatory conversion
                    pursuant to Section 6(c), or

                              (c) the date on which such reclassification,
                    dissolution, liquidation, winding up, acquisition or sale of assets is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

                  f. NO IMPAIRMENT. The Corporation will not, by amendment of its Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section 6 and Section 7 in the taking of all such action as may be necessary or appropriate in order to protect the Series B Conversion Rights against impairment.

                  g. ISSUE TAXES. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                  h. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of all shares of Series B Preferred Stock issuable pursuant to this Certificate of Designation, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's Restated Articles of Incorporation.

                  7. ADJUSTMENT TO SERIES B CONVERSION RIGHTS FOR CERTAIN DILUTING EVENTS.

                  a. DEFINITIONS.

                    (1) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 7(b) below, deemed to be issued) by the Corporation after the Original Issue Date (as defined in Section 7(a)(iv) below), but EXCLUDING shares of Common Stock issued or issuable:

                              (a) as a dividend or distribution on Series B
                    Preferred Stock;

                              (b) by reason of a dividend, stock split, or other
                    distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause (1);

                              (c) upon the exercise of options excluded from the
                    definition of "Option" in Section 7(a)(iii);

                              (d) to vendors, licensors, lenders and similar
                    third parties engaged in commercial relationships with the Corporation, up to 1,000,000 shares of Common Stock in the aggregate, or Options to acquire or Convertible Securities convertible into such Common Stock; or

                              (e) upon conversion of shares of Series B
                    Preferred Stock or any other Convertible Securities (as defined in Section 7(a)(ii) below) outstanding as of the date hereof (including the Series A Preferred Stock, the Convertible Promissory Note in the principal amount of $4,800,000 dated October 20, 1999 originally issued to Elan International Services Ltd., the Warrant to acquire 100,000 shares of Common Stock originally issued to Elan International Services, Ltd., and the Placement Agent's Warrant Agreement originally issued or to be issued to Gilford Securities Incorporated in connection with the offering of Series B Preferred Stock).

                    (2) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                    (3) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, but EXCLUDING rights, options or warrants excluded from the definition of "Additional Shares of Common Stock" and rights, options or warrants granted to employees, directors or consultants of the Corporation pursuant to plans or agreements adopted or approved by the Board of Directors to acquire up to that number of shares of Common Stock as is equal to ten (10%) percent of the Common Stock outstanding at the time of such adoption or approval (provided that, for purposes of this Section 7(a)(iii), all shares of Common Stock issuable upon (1) exercise of rights, options or warrants granted or available for grant under plans approved by the Board of Directors, (2) conversion of shares of Preferred Stock, or (3) conversion of Preferred Stock issuable upon conversion or exchange of any Convertible Security, shall be deemed to be outstanding).

                    (4) "Original Issue Date" shall mean the date on which the first share of Series B Preferred Stock is issued.

                  b. DEEMED ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue; provided, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 7(c)) hereof) of such Additional Shares of Common Stock would be less than the Series B Conversion Price on the date such securities are issued, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (1) No further adjustment in the Series B Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Option or conversion or exchange of such Convertible Security;

                    (2) Upon the expiration or termination of any unexercised Option, the Series B Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Series B Conversion Price; and

                    (3) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series B Conversion Price then in effect shall forthwith be readjusted to such Series B Conversion Price as would have obtained had the adjustment that was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

          c. DETERMINATION OF CONSIDERATION. For purposes of this Section 7, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (1) CASH AND PROPERTY: Such consideration shall:

                              (a) insofar as it consists of cash, be computed at
                    the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                              (b) insofar as it consists of property other than
                    cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                              (c) in the event Additional Shares of Common Stock
                    are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

                    (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued relating to Options and Convertible Securities, shall be determined by dividing:

                              (a) the total amount, if any, received or
                    receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the

                    Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, by

                              (b) the maximum number of shares of Common Stock
                    (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  d. NO ADJUSTMENT OF SERIES B CONVERSION PRICE. No adjustment in the number of shares of Common Stock into which the Series B Preferred Stock is convertible shall be made by adjustment in the Series B Conversion Price: (i) unless the consideration per share (determined pursuant to Section 7(c)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the then-current Series B Conversion Price, or (ii) if prior to such issuance, the Corporation receives written notice from the holders of a majority of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

                  e. ADJUSTMENT OF SERIES B CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. If the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 7(b), but excluding shares issued as provided in Sections 7(f) through 7(i), without consideration or for a consideration per share less than the then-current Series B Conversion Price, then and in such event, the Series B Conversion Price shall be reduced, concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying the Series B Conversion Price by a fraction,

                              (1) the numerator of which shall be (1) the number
of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price; and

                              (2) the denominator of which shall be (1) the
number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued.

Notwithstanding the foregoing, the Series B Conversion Price shall not be reduced if the amount of such reduction would be an amount less than $.05, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.05 or more.

                  f. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Series B Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Series B Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  g. ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Series B Conversion Price shall be decreased as of the time of such issuance, by multiplying the Series B Conversion Price by a fraction:

                    (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

                    (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                  h. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of the Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period given application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series B Preferred Stock.

                  i. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for in Section 3(c) above), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                  j. CERTIFICATE AS TO ADJUSTMENTS. Upon each adjustment or readjustment of the Series B Conversion Price pursuant to this Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Series B Conversion Price then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series B Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series B Preferred Stock certificates, if the same shall reflect the initial or any subsequent Series B Conversion Price, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, which shall control.

                  8. NO REISSUANCE OF SERIES B PREFERRED STOCK. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

                  9. NOTICES. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                  10. PROTECTIVE PROVISIONS. Subject in all cases to the provisions of Section 6(c)(iii) above and the rights of any series of Preferred Stock that may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent of the holders of a majority of the then-outstanding shares of Series B Preferred Stock, voting separately as a series, (a) amend its Restated Articles of Incorporation so as to adversely affect the shares of Series B Preferred Stock, (b) authorize or issue any other equity security or security convertible into or exercisable for any equity security having a preference over or being PARI PASSU with the Series B Preferred Stock with respect to liquidation or dividend rights, or (c) change the rights of the holders of the Series B Preferred Stock as set forth herein in any other material respect."

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights to be duly executed by its President and Secretary as of November __, 1999.

                                        ----------------------------------------
                                        John T. Smolik, President

                                        ----------------------------------------
                                        Eric A. Wachter, Secretary

STATE OF _____________        )
                              ) SS.
COUNTY OF ___________         )

                  On this ____ day of November, 1999, personally appeared before me, a Notary Public in and for the State and County aforesaid, John T. Smolik, known to me to be the person described in and did say that he is the President of Photogen Technologies, Inc., a Nevada corporation, and that the foregoing Certificate of Designation, Preferences, and Rights of Series B Preferred Stock was signed on behalf of said corporation by authority of its board of directors, and said John T. Smolik acknowledged to me that said instrument to be the free act and deed of said corporation.

                  WITNESS my hand and official seal, the day and year first above written.

                                            ------------------------------------
                                            Notary Public

(Notarial Seal)

STATE OF _____________        )
                              ) SS.
COUNTY OF ___________         )

                  On this ____ day of November, 1999, personally appeared before me, a Notary Public in and for the State and County aforesaid, Eric A. Wachter, known to me to be the person described in and did say that he is the Secretary of Photogen Technologies, Inc., a Nevada corporation, and that the foregoing Certificate of Designation, Preferences, and Rights of Series B Preferred Stock was signed on behalf of said corporation by authority of its board of directors, and said Eric A. Wachter acknowledged to me that said instrument to be the free act and deed of said corporation.

                  WITNESS my hand and official seal, the day and year first above written.

                                            ------------------------------------
                                            Notary Public

(Notarial Seal)

                                                                       EXHIBIT C

                                   TERM SHEET

                         $1 MILLION TERM CREDIT FACILITY

Borrower:                          Photogen, Inc. ("Borrower").

Lenders:                           Theodore Tannebaum and Robert J. Weinstein, M.D. ("Lenders").

Guarantor:                         Photogen Technologies, Inc. ("PTI").

Principal amount:                  $1,000,000.00.

Purpose:                           To fund working capital requirements in connection with
                                   pre-clinical research and clinical testing of Borrower's

                                   technologies.

Advances:                          The credit facility may be utilized in advances of $100,000 increments, upon 15 days' prior written notice to the Lenders.
                                   Once repaid, no portion of the credit facility can be reborrowed.

Interest:                          The daily rate equivalent of 6% per annum calculated on the basis of a 360-day year.

Amortization; maturity:            The notes will be payable over five
                                   years. Interest only will be payable on an
                                   annual basis until maturity, at which time
                                   all outstanding principal and interest will
                                   be due and payable.

Prepayment:                        Prepayment will be permitted at any time and without penalty.

Collateral:                        The credit facility will be secured by a first priority lien on all of the Borrower's present and future real and personal properties,

                                   including all:

                                        - accounts, chattel paper, tax refunds, contract rights,
                                        options, leases, leasehold interests, letters of credit,
                                        instruments, documents, documents of title;

                                        - patents, trade secrets, know how, copyrights, trademarks, trade names, software, data, licenses, goodwill;

                                        - general intangibles, beneficial interests;

                                        - goods, machinery, equipment, vehicles, furniture,
                                        inventory;

                                        - securities, cash or cash equivalents;

                                        - real estate and improvements, fixtures; and

                                        - products and proceeds (including without limitation
                                        insurance and litigation proceeds) of the foregoing, all
                                        accessions to the foregoing and all substitutions, renewals, improvements and replacements of and additions to the
                                        foregoing.

                                   The lien will be granted to Dr. Weinstein as collateral
                                   agent for the Lenders. The lien will be perfected by
                                   appropriate filings with the secretary of state, county
                                   recorder and U.S. Patent and Trademark Office.

Events of Default:                 Upon the occurrence of any of the following events, the notes will become immediately due and payable and the Lenders will have the
                                   right to, among other things, foreclose on the Collateral:

                                        - failure to pay interest or principal under the notes when due;

                                        - a material default by the Borrower or PTI in any agreement or obligation to the Lenders or to any third party which is not cured within the time period, if any, permitted in the governing instrument for cure; or

                                        - the Borrower, PTI or any of PTI's other subsidiaries:
                                        becoming subject to bankruptcy proceedings (which, if filed against the Borrower, are not dismissed within 90 days),
                                        making a general assignment for the benefit of creditors, or authorizing such entity to seek the protection of or relief under the U.S. Bankruptcy Code or similar state laws
                                        relating to insolvency, reorganization or any other
                                        proceeding to modify or alter the rights of such entity's
                                        creditors.

Miscellaneous:                     All terms, rights and other provisions of the credit facility are subject to final negotiation and the execution and
                                   delivery of mutually agreeable definitive documentation,
                                   and approval by the disinterested directors of the Borrower and PTI.  Documentation will include a loan and security
                                   agreement, a promissory note, a collateral agency
                                   agreement and a guaranty.